Exhibit 10.29

MANUFACTURERS AND TRADERS TRUST COMPANY

                      REVOLVING LINE OF CREDIT NOTE
    AND CREDIT AGREEMENT

BORROWER: EMERGING VISION, INC.

LINE OF CREDIT:  $100,000.00      Date: As of March 31, 2011

PROMISE TO PAY:  The undersigned (the "Borrower"), for value received, does hereby promise to pay to the order of MANUFACTURERS AND TRADERS TRUST COMPANY (the "Bank") at its offices at One M & T Plaza, Buffalo, New York 14240, or at any of its branches, the sum of ONE HUNDRED THOUSAND AND 00/100 ($100,000.00) DOLLARS (the “Maximum Loan Amount”), or so much hereof as shall be outstanding, , plus interest thereon from the date hereof as set forth herein.

DEFINITIONS:  As used in this Note (the “Note”), each capitalized term shall have the meaning specified herein.  Additionally, the following terms shall have the indicated meanings:

“Applicable Rate” shall mean the LIBOR Rate.

“Adjustment Date”, when applicable, shall mean the first day of the applicable Interest Period (or, if such date is not a Business Day, the immediately preceding Business Day).

“Credit” means the financial accommodation provided to Borrower by the Bank under this Note.

 “Interest Period” shall mean, as to the LIBOR Rate, the one month LIBOR period commencing on the date of this Note and ending on the date that shall be the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) of the calendar month that is one (1) thereafter; provided, however, that if an Interest Period would end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the immediately preceding Business Day.

“Interest Rate Floor” shall mean 4.5% (the “Interest Rate Floor”).

“LIBOR” shall mean the rate per annum (rounded upward, if necessary, to the nearest 1/16th of 1%) obtained by dividing (i) the one-month Interest Period London Interbank Offered Rate, fixed by the British Bankers Association for United States dollar deposits in the London Interbank Eurodollar Market at approximately 11:00 a.m. London, England time (or as soon thereafter as practicable) as determined by the Bank from any broker, quoting service or commonly available source utilized by the Bank by (ii) a percentage equal to 100% minus the stated maximum rate of all reserves required to be maintained against “Eurocurrency Liabilities” as specified in Regulation D (or against any other category of liabilities which includes deposits by reference to which the interest rate on LIBOR Rate loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States’ office of a bank to United States residents) on such date to any member bank of the Federal Reserve System.  Notwithstanding any provision above, the practice of rounding to determine LIBOR may be discontinued at any time in the Bank’s sole discretion.

“LIBOR Rate” shall mean Three Hundred Fifty (350) Basis Points above LIBOR with an Interest Period duration of one month.

RATE AND PAYMENT:  The Borrower shall pay said sum, or such lesser amount as may then be the aggregate unpaid principal balance of all loans made by the Bank to the Borrower hereunder, (each a "Loan" and collectively the "Loans") as set forth herein.

The Borrower promises to pay interest (computed on the basis of a 360 day year for actual days elapsed) at said office on the unpaid principal amount hereof from time to time outstanding from the date hereof until the Maturity Date at a variable rate equal to the greater of (a) three hundred fifty (350) basis points in excess of LIBOR or (b) the Interest Rate Floor.  Each change in the LIBOR shall effect a simultaneous and corresponding change in the interest rate hereunder without notice to the Borrower.  Interest shall be payable monthly on the first day of each month, commencing on the first such day to occur after the date hereof, and upon payment in full of the unpaid principal amount hereof.

This Note shall mature on May 30, 2012 (the “Maturity Date”), on which date all outstanding principal, interest and/or related charges due to the Bank hereunder shall be fully due and payable.

DEMAND FACILITY.  Notwithstanding anything to the contrary herein, this is a pay-on-demand Note and all Loans hereunder are made at the Bank’s discretion and shall become immediately due and payable upon demand by the Bank; provided, however, that the outstanding Principal amount of this Note and all accrued and unpaid interest shall automatically become immediately due and payable if Borrower or any guarantor or endorser of this Note commences or has commenced against it any bankruptcy or insolvency proceeding.  Borrower hereby waives protest, presentment and notice of any kind in connection with this Note.  Absent demand for payment in full, interest shall be due and payable monthly, as invoiced by the Bank.

AUTHORIZED REPRESENTATIVES.  This Note is issued by Borrower to the Bank in connection with a certain line of credit or loan limit made available by the Bank to Borrower (the “Credit”).  The Bank may make any loan or advance pursuant to the Credit (collectively, “Loan(s)”) in reliance upon any oral, telephonic, written, teletransmitted or other request (the “Request(s)”) that the Bank in good faith believes to be valid and to have been made by Borrower or on behalf of Borrower by GLENN SPINA, CEO, AND BRIAN ALESSI, CFO (include name(s) and title(s), as appropriate) or any other officer, employee or representative of Borrower who is authorized or designated as a signer of loan documents under the provisions of Borrower’s most recent resolutions or similar documents on file with the Bank (each an “Authorized Person”). Notwithstanding that individual names may have been provided to the Bank, the Bank shall be permitted at any time to rely solely on an individual’s title to ascertain whether that individual is an Authorized Person.  The Bank may act on the Request of any Authorized Person until the Bank shall have received from Borrower, and had a reasonable time to act on, written notice revoking the authority of such Authorized Person.  Borrower acknowledges that the transmission between Borrower and Bank of any Request or other instructions with respect to the Credit involves the possibility of errors, omissions, misinterpretations, fraud and mistakes, and agrees to adopt such internal measures and operational procedures as may be necessary to prevent such occurrences.  By reason thereof, Borrower hereby assumes all risk of loss and responsibility for, and releases and discharges the Bank from any and all responsibility or liability for, and agrees to indemnify, reimburse on demand and hold Bank harmless from, any and all claims, actions, damages, losses, liability and expenses by reason of, arising out of, or in any way connected with or related to: (i) Bank’s accepting, relying on and acting upon any Request or other instructions with respect to the Credit; or (ii) any such error, omission, misinterpretation, fraud or mistake, provided such error, omission, misinterpretation, fraud or mistake is not directly caused by the Bank’s gross negligence or willful misconduct.  The Bank shall incur no liability to Borrower or to any other person as a direct or indirect result of making any Loan pursuant to this paragraph.

DISCRETIONARY FACILITY.  The Bank may modify, restrict, suspend or terminate the Credit at any time for any reason and without affecting Borrower’s then existing obligations under this Note.  Any Request for a Loan hereunder shall be limited in amount, such that the sum of (i) the principal amount of such Request; (ii) the Outstanding Principal Amount under this Note; and (iii) the aggregate face amounts of (or, if greater, Borrower’s aggregate reimbursement obligations to the Bank (or any of its affiliates) in connection with) any letters of credit issued by the Bank (or any of its affiliates) at the request (or for the benefit) of Borrower, pursuant to this Credit; does not exceed the Maximum Principal Amount under this Note.  Notwithstanding the above, the Bank shall have the sole and absolute discretion whether to make any Loan (or any portion of any Loan) requested by Borrower, regardless of any general availability under the Maximum Principal Amount.

REVOLVING CREDIT. This Note evidences a revolving Credit.  Subject to all applicable provisions in this Note and in any and all other agreements between the Borrower and the Bank related hereto, the Borrower may borrow, pay, prepay and reborrow hereunder at any time prior to demand for payment in full of the Outstanding Principal Amount.  Notwithstanding that, from time to time, there may be no amounts outstanding respecting this Note, this Note shall continue in full force and effect until all obligations and liabilities evidenced by this Note are paid in full and the Credit evidenced by this Note has been terminated by the Bank.

ANNUAL THIRTY (30) DAY CLEANUP.  In addition to all other requirements and covenants hereunder, this Line of Credit shall be subject to a minimum annual clean up of thirty (30) consecutive days during which period the Line of Credit shall be paid to a zero balance, and failure to do so shall be an event of default hereunder.

PREPAYMENT.   Borrower may prepay principal without premium or penalty provided any such prepayment is accompanied by all interest due on the amount of such prepayment to the date that it is received by the Bank.  In the event of any prepayment of principal, the Maximum Loan Amount shall be correspondingly reduced by the amount of such prepayment and no advances shall be available.

DEFAULT RATE:  The Borrower further agrees that this Note shall bear interest at any stated or accelerated maturity hereof at a rate of five (5%) percent in excess of the highest rate hereinbefore provided for then in effect, payable on demand.  In no event shall the rate either before or after the occurrence of any such default exceed the highest rate of interest, if any, permitted under applicable New York or Federal law.
If any payment is not made within ten (10) days of its respective due date as set forth herein, or if the entire balance becomes due and payable and is not paid, all or part of the amount due may be offset out of any account or other property which the Borrower has at the Bank or any affiliate of the Bank without prior notice or demand.

LATE CHARGES:  The Borrower will pay a late charge equal to the greatest of (a) $50.00, (b) five percent (5%) of the delinquent amount or (c) the Bank’s then current late charge as announced from time to time for any payment which is not made within five (5) days of its respective due date, or, if applicable, which cannot be debited from its account due to insufficient balance on the debit date.

ATTORNEYS FEES:  In the event the Bank retains counsel with respect to enforcement of this Note or any other document or instrument given to the Bank, the Borrower agrees to pay the Bank's reasonable attorneys fees (whether or not an action is commenced and whether or not in the court of original jurisdiction, appellate court, bankruptcy court, or otherwise).

INABILITY TO DETERMINE LIBOR RATES, INCREASED COSTS, ILLEGALITY, CONVERSION, PREPAYMENT:

a)      Increased Costs.  If the Bank shall determine that, due to either (a) the introduction of any change (other than any change by way of imposition of or increase in reserve requirements included in the calculation of the LIBOR) in or in the interpretation of any requirement of law or (b) the compliance with any guideline or request from any central bank or other governmental authority (whether or not having the force of law), there shall be any increase in the cost to the Bank of agreeing to make or making, funding or maintaining any loans based on LIBOR, then Borrower shall be liable for, and shall from time to time, upon demand therefor by the Bank and pay to the Bank such additional amounts as are sufficient to compensate the Bank for such increased costs.

b)      Inability to Determine Rates.  If the Bank shall determine that for any reason adequate and reasonable means do not exist for ascertaining LIBOR for the Interest Period specified above, the Bank will give notice of such determination to Borrower.  Thereafter, the Bank may not maintain the loan hereunder at the LIBOR Rate until the Bank revokes such notice in writing and, until such revocation, the Bank may convert the Applicable Rate from the LIBOR Rate to the Base Rate.  “Base Rate” shall mean the rate of interest announced by the Lender as its prime rate of interest plus one (1) percentage point subject to an interest rate floor to be determined.

c)      Illegality.  If the Bank shall determine that the introduction of any law (statutory or common), treaty, rule, regulation, guideline or determination of an arbitrator or of a governmental authority or in the interpretation or administration thereof, has made it unlawful, or that any central bank or other governmental authority has asserted that it is unlawful for the Bank to make loans at based on LIBOR then, on notice thereof by the Bank to Borrower, the Bank may suspend the maintaining of the loan hereunder at the LIBOR Rate until the Bank shall have notified Borrower that the circumstances giving rise to such determination shall no longer exist.  If the Bank shall determine that it is unlawful to maintain the loan hereunder based on LIBOR, the Bank may convert the Applicable Rate from the LIBOR Rate to the Base Rate.

d)      Conversion.  The Lender may, in its sole discretion, convert the Applicable Interest Rate from the LIBOR Rate to the Base Rate upon the occurrence of an Event of Default.  The Applicable Rate shall automatically convert from the LIBOR Rate to the Base Rate on the date Borrower commences, or has commenced against it, any proceeding or request for relief under any bankruptcy, insolvency or similar laws now or hereafter in effect in the United States of America or any state or territory thereof or any foreign jurisdiction or any formal or informal proceeding for the dissolution or liquidation of, settlement of claims against or winding up of affairs of Borrower.

e)      Prepayment of Note with LIBOR Rate.  If, during the term of this Note, Borrower prepays any principal amount (in whole or in part) when the Applicable Rate is the LIBOR Rate prior to the end of a selected interest period (other than regular installments of principal as set forth in the Note), or there is a conversion of the Applicable Rate due to an Event of Default or otherwise before the end of a selected interest period, then Borrower shall be liable for and shall pay the Lender, on demand, the higher of $250.00 or the actual amount of the liabilities, expenses, costs and/or funding losses that are a direct or indirect result of such prepayment, failure to draw, revocation or otherwise.  The determination by the Lender of the foregoing amount shall, in the absence of manifest error, be conclusive and binding upon Borrower.  Such amount shall be in addition to any prepayment premium required under the Note.

CONDITIONS PRECEDENT:

(a)           Borrower shall satisfy or shall have satisfied the following conditions precedent (unless otherwise specifically set forth) including delivery to the Bank of the following, which shall be acceptable in form and substance to the Bank:
(i)           Simultaneous herewith, a duly executed Amended and Restated Non-Revolving Line of Credit Note (“Non-Revolving Line Note”) and a Term Loan Note (the “Term Loan Note”) with respect to that portion of Borrower’s outstanding balance under the Non-Revolving Line of Credit being converted to a term loan contemporaneously herewith;
(ii)           An executed copy of this Note;
(iii)           A first perfected security interest in all non-realty assets of the BORROWER, of OG ACQUISITION, INC (“OG”), and of VISIONCARE OF CALIFORNIA  d/b/a STERLING VISIONCARE (“VC”), each a wholly owned subsidiary of Borrower, and 1725758 ONTARIO INC. d/b/a THE OPTICAL GROUP, an entity previously purchased by OG (“Optical”) (collectively all of the foregoing being the "Collateral") pursuant, in part, to the general security agreements (collectively, the "Security Agreement") previously evidenced and delivered to the Bank and reaffirmed in connection herewith.  It is also understood and agreed that upon satisfaction by COMBINE BUYING GROUP, INC., a wholly owned subsidiary of Borrower, (“COMBINE”), of its obligations under a note(s) payable to the prior Owner/Seller of the company (“Seller Note(s)”), the Bank will promptly obtain a perfected first lien security interest in all assets of Combine;
(iv)           An Assignment of Trademarks of the Borrower pursuant to the Assignment of Trademarks (the "Assignment") previously evidenced and delivered to the Bank and reaffirmed in connection herewith;
(v)           An Assignment of Franchisee Notes of Borrower (the “Assignment of Franchisee Notes”) previously evidenced and delivered to the Bank and reaffirmed in connection herewith;
(vi)           An Assignment of Subleases and Rents of Borrower (the “Assignment of Leases”) previously evidenced and delivered to the Bank and reaffirmed in connection herewith;
(vii)           A Stock Pledge Agreement (the “Pledge Agreement”) and Irrevocable Stock Power (“Stock Power”) pledging the shares of 1725758 Ontario Inc. (d/b/a The Optical Group) acquired by OG Acquisition, Inc. to the Bank previously evidenced and  delivered to the Bank and reaffirmed in connection herewith;
(viii)           A copy of the resolutions passed by the Borrower's and Company Guarantors’ Board of Directors, Partners or Members, as the case may be, certified by its Secretary or Assistant Secretary as being in full force and effect on the date of this Agreement, authorizing the loan herein provided for or guaranty thereof, as the case may be, the execution, delivery and performance of this Note and any other instrument or agreement required hereunder and containing a certificate of incumbency as to the person or persons authorized to execute and deliver the same;
(ix)           Continuing Guaranties of All Liability for the Borrower from Combine, OG, VC and Optical, and all other existing and future wholly owned subsidiaries of the Borrower including all Subsidiaries listed in 21.1 annexed hereto and made a part hereof (collectively referred to as the “Guarantor” or “Guarantors”) on the Bank's standard forms of Guaranty (the “Guaranty”) previously delivered to the Bank and reaffirmed in connection herewith;
(x)           If required by Lender, a favorable written opinion, of the
Borrower's counsel (which counsel must be satisfactory to the Bank) with respect to the matters set forth in the Representations and Warranties section hereof with the exceptions of subsections (g) and (h);
(xi)           Establishment and continued maintenance of total banking relationship including deposit/operating accounts with the Bank;
(xii)           Insurance Certificates covering all assets of Borrower and Guarantors of Borrower listing the Bank as loss payee;
(xiii)           All other documents reasonably required by the Bank and/or its counsel in order to evidence and/or secure the Bank's position as set forth herein;
(xiv)           Additional Condition:  Funding of advances under this loan and 2010 Annual Review are contingent upon the Bank’s receipt of the final FYE 12/31/10 audited financial statements of Borrower evidencing no material changes or modifications.

REPRESENTATIONS AND WARRANTIES:  The Borrower hereby represents and warrants to the Bank that:

(a)           The Borrower and each Guarantor is duly organized, validly existing and in good standing under the laws of the State of its formation and is qualified to do business and in good standing under the laws of each state where its failure to so qualify would have a material adverse effect on their business, operations or properties;

(b)           This Note, the Guaranty, the Security Agreement and all other documents executed and delivered herewith have been duly authorized, executed and delivered and constitute the valid and legally binding obligations of the Borrower and the Guarantors, enforceable in accordance with their respective terms, to their stated dollar amounts, including the granting to the Bank of a first perfected security interest in the Collateral subject to the liens if any permitted herein;

(c)           The execution and delivery of this Note, the Guaranty, the Security Agreement and all other documents executed and delivered herewith and performance hereunder and thereunder, will not violate any provision of law;

(d)           There are no actions or proceedings pending or in process before any court or governmental authority, bureau or agency, with respect to or to the best of their knowledge threatened against or affecting the Borrower, any Guarantor or any Subsidiary, which if determined adversely would have a material adverse effect on the business, the assets or the financial condition of the Borrower, any Guarantor or any Subsidiary, except as specifically disclosed to the Bank prior hereto in writing or as set forth and described on Exhibit A annexed hereto.  In addition, Borrower agrees to provide regular and timely updates to the Bank with respect to the status of such previously disclosed litigation.  As used herein, the term "Subsidiary" or "Subsidiaries" means any corporation or corporations of which the Borrower alone, or the Borrower and/or one or more of its Subsidiaries, owns, directly or indirectly, at least a majority of the securities having ordinary voting power for the election of directors;

(e)           The Borrower and its subsidiaries and Guarantors are not, to the best of Borrower's knowledge, in default under, or in violation of, any term of any agreement, ordinance, resolution, decree, bond, note, indenture, order or judgment to which it is a party or by which it is bound, or by which any of the properties or assets owned by or used in the conduct of their business is affected, which default or violation may have a material adverse effect on their business, assets or financial condition.  The operations of the Borrower and its subsidiaries and Guarantors comply in all material respects with all laws, ordinances and regulations applicable to them;

(f)           The Borrower and its subsidiaries and Guarantors are not a party to or bound by, nor are any of the properties or assets owned by them or used in the conduct of their business affected by any agreement, ordinance, resolution, decree, bond, note, indenture, order or judgment, or subject to any charter or other corporate restriction, which materially and adversely affects their business, assets or financial condition;

(g)           All balance sheets, profit and loss statements and other financial information heretofore furnished to the Bank are complete and present fairly the financial condition of the Borrower and its Subsidiaries and Guarantors as at the dates thereof and for the periods covered thereby, including contingent liabilities of every kind, which financial conditions has not materially adversely changed since the date of the most recently dated balance sheet of the Borrower and/or Guarantors heretofore furnished to the Bank;

(h)           No part of the proceeds of the loan which is evidenced by this Note will be used directly or indirectly for the purpose of purchasing or carrying, or for payment in full or in part of indebtedness which was incurred for the purpose of purchasing or carrying, any margin stock as such term is defined in Sec. 221.3 of Regulation U of the Board of Governors of the Federal Reserve System;

(i)           The Borrower and its Subsidiaries and Guarantors are, to the best of Borrower's knowledge, in compliance in all material respects with the Employees Retirement Income Security Act of 1974 ("ERISA") and all rules and regulations thereunder.  Neither the Borrower nor any of its Subsidiaries nor any of its Company Guarantors has any unfunded vested liability under any type of plan described in Section 4021(a) of ERISA ("Pension Plan") and no reportable event, as set forth in Section 4043(b) of ERISA, has occurred or is continuing with respect to any Plan.

FINANCIAL STATEMENTS:  The Borrower shall deliver to the Bank:

(a)           Annual audited signed consolidated Financial Statements of the Borrower prepared by a Certified Public Accountant (“CPA”) acceptable to the Bank within ninety (90) days after the end of each fiscal year;

(b)           Quarterly 10-Q Statement within sixty (60) days of each quarter end;

(c)           Quarterly, a Covenant Compliance Certificate in form and substance satisfactory to the Lender together with the quarterly 10-Q Statements required hereinabove;

(d)           Semi-annual Accounts Receivable and Franchisee Notes Receivable Aging Reports of the Borrower within sixty (60) days of each semi-annual period end;

(e)           Annual Asset Based Audit (field exam) performed by the Bank at Borrower’s expense;

(f)           In addition, in the event Borrower is no longer required by law to prepare  quarterly 10-Q Statements, Borrower shall submit semi-annual signed review quality consolidated Financial Statements of the Borrower prepared by a CPA within sixty (60) days of each semi-annual period end;

(g)           Within a reasonable time after a written request therefor, such other financial data or information as the Bank may reasonably request from time to time.

AFFIRMATIVE COVENANTS:  The Borrower will, and with respect to the agreements set forth in subsections (a) through (f) hereof, will cause each Subsidiary to:

(a)           With respect to its properties, assets and business, maintain insurance against loss or damage, to the extent that property, assets and businesses of similar character are usually so insured by companies similarly situated and operating like properties, assets or businesses with responsible insurance companies satisfactory to the Bank, said insurance to be assigned to the Bank at closing;

(b)           Duly pay and discharge all taxes or other claims which might become a lien upon any of its properties except to the extent that such items are being in good faith appropriately contested;

(c)           Maintain, preserve and keep its properties in good repair, working order and condition, and make all reasonable repairs, replacements and additions thereto;

(d)           Conduct its business in substantially the same manner and in substantially the same fields as such business is now carried on and conducted;

(e)           Comply with all statutes, rules and regulations and maintain its corporate existence;

(f)           Permit the Bank to make or cause to be made, inspections and audits of any books, records and papers of the Borrower and of any parent or subsidiary and each endorser or guarantor hereof and to make extracts therefrom at all such reasonable times and as often as the Bank may reasonably require;

(g)           Immediately give notice to the Bank that an Event of Default has occurred or that an event which, with the giving of notice or lapse of time, or both, would constitute an Event of Default, has occurred and specifying the action which the Borrower has taken and proposes to take with respect thereto;

(h)           In addition to the aforementioned, the Borrower agrees that the following financial covenants (AFinancial Covenants@) are covenants upon which the Bank relies in the extension of the Loan which Financial Covenants must be evidenced by the combined financial statements of the Borrower and the Guarantor(s) as required above, and that any violation or default under same shall constitute an event of default under the terms of this Note:

(1)	Minimum total Net Worth as follows, to be tested quarterly and annually:

Quarterly Test:  Net Worth at quarter end to be no less than the Net Worth calculated at the prior quarter end.  This covenant shall be tested on a quarterly basis;

Annual Test:  At 12/31/11 - $1,000,000 minimum increase in Net Worth over the 12/31/2010 Net Worth level.

(2)	Minimum EBITDA as follows, to be tested on a quarterly (based on quarterly 3 months) and annual basis:

                 At Quarter ended 6/30/11 - $550,000.00 (3 months).
                 At Quarter ended 9/30/11 - $500,000.00 (3 months).
At Quarter ended 12/31/11 - $300,000.00 (3 months).

Annual 12 months – tested 12/31/11 - $2,000,000.00 (12 months).

(3)           No Net Loss to be tested quarterly.

(i)           In addition to the aforementioned, the Borrower agrees that all future wholly owned subsidiaries shall provide a Continuing Guaranty of all Liability of Borrower to the Bank on the Bank’s standard form;

(j)           In addition to the aforementioned, the Borrower agrees that it shall maintain its entire banking relationship including all deposit/operating accounts with the Bank;

(k)           In addition to the aforementioned, the Borrower agrees that it shall use the net proceeds from the sale of any of its assets or companies to reduce the Bank indebtedness, including the outstanding balance hereunder and the balance under any term loan note outstanding including the Term Loan Note;

(l)           Immediately give notice to the Bank that an Event of Default has occurred or that an event which, with the giving of notice or lapse of time, or both, would constitute an Event of Default, has occurred under any FRANCHISE NOTE RECEIVABLE and specifying the action which the Borrower has taken and proposes to take with respect thereto.

NEGATIVE COVENANTS:  The Borrower and its subsidiaries will not:

(a)           Create, incur, assume or suffer to exist any liability for borrowed money, in excess of One Hundred Thousand Dollars $100,000 except (i) indebtedness to the Bank; (ii) existing debt including the Seller Note as reflected on the most recent balance sheet provided to the Bank and further incurred through the date of this Agreement, which further incurred debt has been acknowledged by the Borrower to the Bank in writing prior to the execution hereof.  The Borrower agrees to provide the Bank an opportunity to finance any additional borrowing needs during the term of this Note;

(b)           make, or in any way extend any advances or loans to officers, shareholders, or any affiliates of the Borrower;

(c)           make or extend investments in other entities in excess of One Hundred Thousand ($100,000) Dollars;

(d)           enter into any merger or consolidation or liquidate, wind-up or dissolve itself or sell, transfer or lease or otherwise dispose of all or any substantial part of its assets;

(e)           lend or advance money, credit or property to or invest in (by capital contribution, loan, purchase or otherwise) any firm, corporation, or other person except (i) as otherwise permitted herein, (ii) investments in United States Government obligations and certificates of deposit of any bank institution with combined capital and surplus of at least Two Hundred Million ($200,000,000) Dollars, (iii) trade credit, (iv) investments in franchisees and (v) security deposits;

(f)           create, assume or permit to exist, any mortgage, pledge, lien or encumbrance of or upon or security interest in, any of its property or assets now owned or hereafter acquired except (i) mortgages, liens, pledges and security interests in favor of the Bank; (ii) other liens, charges and encumbrances incidental to the conduct of its business or the ownership of its property and assets which were not incurred in connection with the borrowing of money or the obtaining of advances or credit and which do not materially impair the use thereof in the operation of its business; (iii) liens for taxes or other governmental charges which are not delinquent or which are being contested in good faith and for which a reserve shall have been established in accordance with generally accepted accounting principles; (iv) liens granted to secure purchase money financing of equipment, provided such liens are limited to the equipment financed; (v) liens held by holder of Seller Note, and (vi) liens granted to refinance unencumbered equipment provided such liens are limited to the equipment refinanced and the incurrence of which will not cause a default hereunder or in any other loan agreements or notes with the Bank;

(g)           assume, endorse, be or become liable for or guarantee the obligations of any person to any entity other than the Bank except by the endorsement of negotiable instruments for deposit or collection in the ordinary course of business;

(h)           declare or pay any dividends on its capital stock or purchase, redeem retire or otherwise acquire any of its capital stock at any time outstanding in default hereof; or

(i)           (1)           terminate any Pension Plan so as to result in any material liability to The Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (the "PBCG"), (2) engage in or permit any person to engage in any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Internal Revenue Code of 1954, as amended) involving any Pension Plan which would subject the Borrower to any material tax, penalty or other liability, (3) incur or suffer to exist any material "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, involving any Pension Plan, or (4) allow or suffer to exist any event or condition, which presents a material risk of incurring a material liability to the PBCG by reason of termination of any Pension Plan.

COLLATERAL SECURITY:

(a)           As collateral security for the payment of any and all sums owing under this Note and all other obligations, direct or contingent, joint, several or independent, of the Borrower and of any Parent or Subsidiary and each endorser or Guarantor hereof now or hereafter existing, due or to become due to, or held, or to be held by, the Bank, whether created directly or acquired by assignment or otherwise (all of such obligations, including this Note, are hereinafter called the "Obligations"), the Borrower hereby grants to the Bank a lien on and security interest in any and all deposits or other sums at any time credited by or due from the Bank to the Borrower, whether in regular or special depository accounts or otherwise, and any and all monies, securities and other property of the Borrower, and the proceeds thereof, now or hereafter held or received by or in transit to the Bank from or for the Borrower, whether for safekeeping, custody, pledge, transmission, collection or otherwise, and any such deposits, sums, monies, securities and other property, may at any time after the occurrence of any Event of Default be set-off, appropriated and applied by the Bank against any of the Obligations whether or not such Obligations are then due or are secured by any collateral, or, if they are so secured, whether or not such collateral held by the Bank is considered to be adequate and with respect to all collateral security the Bank shall have all the rights and remedies available to it under the Uniform Commercial Code of New York and other applicable law;

(b)           This Note is also secured by the Collateral;

(c)           This Note is also secured by the Assignment, the Assignment of Subleases, the Assignment of Franchisee Notes and the Pledge Agreement;

(d)           This Note is also secured by the Continuing Guaranties of All Liability for the Borrower from Combine, OG, VC and Optical and all other existing and future wholly owned subsidiaries of Borrower including those listed in Exhibit 21.1 annexed hereto (the “Guarantor” or AGuarantors@) on the Bank's standard form.

CROSS DEFAULT/CROSS COLLATERALIZED:  This Loan is cross-defaulted to and cross-collateralized by any and all loans made by the Bank to the Borrower and to any extensions, modifications and/or restatements thereof.

EVENTS OF DEFAULT:  If any one or more of the following events ("Events of Default") shall occur, the entire unpaid balance of the principal of and interest on the Obligations shall immediately become due and payable:

(a)           Failure to pay any amount required by this Note on its respective due date or any other obligation owed to the Bank by Borrower or any Guarantor within ten (10) days of default, or, if applicable, failure to have sufficient funds in its account for loan payments to be debited on the due date within ten (10) days after said default;

(b)           Failure to perform or keep or abide by any term, covenant or condition contained in this Note, any Guaranty or any other document or instrument given to the Bank in connection with this loan within thirty (30) days after written notice of said default;

(c)           The filing of a bankruptcy proceeding, assignment for the benefit of creditors, issuance of any execution, garnishment, or levy against, or the commencement of any proceeding for relief from indebtedness by or against the Borrower or any Guarantor (provided, however, that in the event of an involuntary filing, the Debtor shall have a period of sixty (60) days to obtain a dismissal of same);

(d)           The happening of any event which, in the reasonable judgment of the Bank, materially adversely affects the Borrower's ability to repay, the financial condition of the Guarantor(s), or the value of any collateral;

(e)           If any written material representation or statement made to the Bank by the Borrower or Guarantor(s) is untrue when made; any representation or warranty made in this Note, any related document, any agreement between Borrower and the Bank or any Affiliate or in any financial statement of Borrower proves to have been misleading in any material respect when made; Borrower omits to state a material fact necessary to make the statements made in this Note, any related document, any agreement between Borrower and the Bank or any Affiliate or any financial statement of Borrower not misleading in light of the circumstances in which they were made; or, if upon the date of execution of this Note, there shall have been any material adverse change in any of the facts disclosed in any financial statement, representation or warranty that was not disclosed in writing to the Bank at or prior to the time of execution hereof;

(f)           The occurrence of a default under the Security Agreement, any Guaranty, or any other document or instrument given to the Bank in connection with this loan which is not cured within thirty (30) days after written notice of such default;

(g)           Dissolution of Borrower or Guarantor;

(h)           Failure to provide the Bank with any financial information on reasonable request and notice or permit an examination of books and records; failure to provide the Bank with any required financial documentation or failure to comply with the financial reporting requirements or Financial Covenants required under the Note;

(i)           In the event that more than fifty percent (50%) of the shares of stock of the Borrower are sold or in any way transferred without the prior written consent of the Bank;

(j)           Failure by Borrower to maintain its entire banking relationship including deposit/operating accounts with the Bank;

(k)           Failure of Borrower to deliver a continuing absolute guaranty of its obligations to the Bank from any future wholly owned subsidiary of Borrower with thirty (30) days of acquisition of such subsidiary;

(l)           Failure of Borrower to give notice to the Bank on a timely basis of any  Event of Default under a Franchisee Note;

(m)           Failure by Borrower to pay when due (whether at the stated maturity, by acceleration or otherwise) any indebtedness for borrowed money owing to the Bank (other than under this Note);

(n)           Other than the Seller Note, failure by Borrower to pay when due (whether at the stated maturity, by acceleration or otherwise) any indebtedness for borrowed money owing to any third party or any Affiliate, the occurrence of any event which could result in acceleration of payment of any such indebtedness, or the failure to perform any agreement with any third party or Affiliate and such non-payment is not cured within thirty (30) days after Borrower’s receipt of notice of same from such third party;

(o)           The entry of any judgment or order of any court, other governmental authority or arbitrator against Borrower in excess of $100,000.00;

(q)           Failure to use the net proceeds from the sale of any assets or companies to reduce Borrower’s indebtedness under this Loan and/or the Term Loan Note in the event the net proceeds equal $100,000.00 or more;

(r)           Failure to comply with annual 30 day cleanup requirement herein;

(s)           In the event the Borrower’s FYE 12/31/10 audited financials required to be delivered to the Bank show any material adverse change.

GOVERNING LAW; JURISDICTION.  This Note has been delivered to and accepted by the Lender and will be deemed to be made in the State of New York.  Except as otherwise provided under federal law, this Note will be interpreted in accordance with the laws of the State of New York excluding its conflict of laws rules. BORROWER HEREBY IRREVOCABLY CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT IN THE STATE OF NEW YORK IN A COUNTY OR JUDICIAL DISTRICT WHERE LENDER MAINTAINS A BRANCH, AND CONSENTS THAT THE LENDER MAY EFFECT ANY SERVICE OF PROCESS IN THE MANNER AND AT BORROWER’S ADDRESS SET FORTH ABOVE FOR PROVIDING NOTICE OR DEMAND; PROVIDED THAT NOTHING CONTAINED IN THIS NOTE WILL PREVENT THE LENDER FROM BRINGING ANY ACTION, ENFORCING ANY AWARD OR JUDGMENT OR EXERCISING ANY RIGHTS AGAINST BORROWER INDIVIDUALLY, AGAINST ANY SECURITY OR AGAINST ANY PROPERTY OF BORROWER WITHIN ANY OTHER COUNTY, STATE OR OTHER FOREIGN OR DOMESTIC JURISDICTION.  Borrower acknowledges and agrees that the venue provided above is the most convenient forum for both the Lender and Borrower.  Borrower waives any objection to venue and any objection based on a more convenient forum in any action instituted under this Note.

WAIVER OF JURY TRIAL. BORROWER AND THE LENDER HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVE ANY RIGHT TO TRIAL BY JURY BORROWER AND THE LENDER MAY HAVE IN ANY ACTION OR PROCEEDING, IN LAW OR IN EQUITY, IN CONNECTION WITH THIS NOTE OR THE TRANSACTIONS RELATED HERETO.  BORROWER REPRESENTS AND WARRANTS THAT NO REPRESENTATIVE OR AGENT OF THE LENDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE LENDER WILL NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THIS JURY TRIAL WAIVER.  BORROWER ACKNOWLEDGES THAT THE LENDER HAS BEEN INDUCED TO ENTER INTO THIS NOTE BY, AMONG OTHER THINGS, THE PROVISIONS OF THIS SECTION.

MISCELLANEOUS:

(a)           Only those agreements, representations and warranties made expressly herein shall survive the delivery of this Note.  The Borrower waives trial by jury, set-off and counterclaim of any nature or description in any litigation in any court with respect to, in connection with, or arising out of, this Note or any instrument or document delivered pursuant hereto or the validity, protection, interpretation, collection or enforcement hereof;

(b)           No modification or waiver of or with respect to any provision of this Note, or consent to any departure by the Borrower from any of the terms or conditions hereof, shall in any event be effective unless it shall be in writing and signed by the Borrower and the Bank, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.  No notice to or demand on the Borrower in any case shall, of itself, entitle it to any other or further notice or demand in similar or other circumstances;

(c)           Each and every right granted to the Bank hereunder or under any other document delivered hereunder or in connection herewith, or allowed it by law or equity, shall be cumulative and may be exercised from time to time.  No failure on the part of the Bank or the holder of this Note to exercise, and no delay in exercising, any right shall operate as a waiver thereof, nor shall any single or partial exercise of any right preclude any other or future exercise thereof or the exercise of any other right;

(d)           In the event that this Note is placed in the hands of an attorney for collection by reason of any default hereunder, the Borrower agrees to pay reasonable attorney's fees so incurred.  The Borrower promises to pay all reasonable expenses of any nature as soon as incurred whether in or out of court and whether incurred before or after this Note shall become due at its maturity date or otherwise and reasonable costs which the Bank may reasonably deem necessary or proper in connection with the satisfaction of the indebtedness or the administration, supervision, preservation, protection (including but not limited to maintenance of adequate insurance) of or the realization upon the collateral;

(e)           The Borrower hereby waives presentment, demand for payment, protest, notice of protest, notice of dishonor, and any or all other notices or demands except as otherwise expressly provided for herein;

(f)           All accounting terms not otherwise defined in this Note shall have the meanings ascribed thereto under generally accepted accounting principles;

(g)           Delay or failure of the Bank to exercise any of its rights under this Note shall not be deemed a waiver thereof.  No waiver of any condition or requirement shall operate as a waiver of any other or subsequent condition or requirement.  The Bank or any other holder of this Note need not present it before requiring payment.  This Note may not be modified or terminated orally.  This Note shall be governed by the laws of the State of New York without regard to its conflicts of laws rules.  The Borrower irrevocably consents to the jurisdiction and venue of the New York State Supreme Court, Suffolk County in any action concerning this Note.  This Note is a binding obligation enforceable against Borrower and its successors and assigns and shall inure to the benefit of the Bank and its successors and assigns.  If a court deems any provision of this Note invalid, the remainder of the Note shall remain in effect.  Borrower agrees that in any legal proceeding, a copy of this Note kept in the Bank’s course of business may be admitted into evidence as an original. Section headings are for convenience only.  Singular number includes plural and neuter gender includes masculine and feminine as appropriate;

(h)           The Borrower expressly acknowledges that no statements, agreements or representations, whether oral or written, have been made by the Bank, or by any employee, agent or broker of the Bank with respect to the obligation or debt evidenced by this Note.  The Borrower further expressly warrants and represents that (i) no oral commitment has been made by the Bank to extend or continue any credit to the Borrower or any party other than as expressly stated herein or in those certain documents executed in connection herewith, (ii) no representation or agreement has been made by or with the Bank, or any employee, agent or broker of the Bank, to forebear or refrain in any way from exercising any right or remedy in its favor hereunder or otherwise unless expressly set forth herein, and (iii) the Borrower and Guarantor(s) have not and will not rely on any commitment to extend or continue any credit, nor on any agreement to forebear or refrain from exercising rights or remedies unless such commitment or agreement shall be in writing and duly executed by an authorized officer of the Bank;

(i)           Notwithstanding anything to the contrary contained in this Note, the rate of interest payable on this Note shall never exceed the maximum rate of interest permitted under applicable law.  If at any time the rate of interest otherwise prescribed herein shall exceed such maximum rate, and such prescribed rate is thereafter below such maximum rate, the prescribed rate shall be increased to the maximum rate for such period of time as is required so that the total amount of interest received by the Bank is that which would have been received by the Bank, except for the operation of the first sentence of this Section.

NOTICES:  All notices, requests and other communications pursuant to this Note shall be in writing, either by letter (delivered by hand or sent by certified mail, return receipt requested) or telegram, addressed as follows:

(a)           if to the Borrower:

EMERGING VISION, INC.
520 Eighth Avenue, 23rd Floor
New York, New York 10018
Attention: Glenn Spina, Its President & Chief Executive Officer

(b)           if to the Bank:

MANUFACTURERS AND TRADERS TRUST COMPANY
One M & T Plaza
Buffalo, NY  14240
Attention: Office of General Counsel

With a copy to:

MANUFACTURERS AND TRADERS TRUST COMPANY
401 Broad Hollow Road
Melville, NY  11747
Attention: Tamra Postiglione, Vice President

Any notice, request or communication hereunder shall be deemed to have been given when deposited in the mails, postage prepaid, or in the case of telegraphic notice, when delivered to the telegraph company, addressed as aforesaid.  Any party may change the person or address to whom or which the notices are to be given hereunder, but any such notice shall be effective only when actually received by the party to whom it is addressed.

IN WITNESS WHEREOF, the Borrower has signed this Note the date and year above written.

EMERGING VISION, INC.

By:/s/Glenn Spina
Glenn Spina
Its President & Chief Executive Officer
Tax ID #  11-3096941

EXHIBIT A

Pending/Current Litigation not previously disclosed:

EXHIBIT 21.1

LIST OF SUBSIDIARIES:

COMBINE BUYING GROUP, INC.
EMERGING BUSINESS BROKERAGE, INC.
EMERGING VISION KING OF PRUSSIA, INC.
EMERGING VISION USA, INC.
EV ACQUISITION, INC.
EV CONTACTS, INC.
INSIGHT IPA OF NEW YORK, INC.
OG ACQUISITION, INC.
OPTI-CAPITAL, INC.
SINGER SPECS OF WESTMORELAND, INC.
SINGER SPECS, INC.
STERLING OPTICAL OF BAYSHORE, INC.
STERLING OPTICAL OF CHAUTAUQUA, INC.
STERLING OPTICAL OF COLLEGE POINT, INC.
STERLING OPTICAL OF COMMACK, INC.
STERLING OPTICAL OF CP, INC.
STERLING OPTICAL OF CROSSGATES MALL, INC.
STERLING OPTICAL OF GRAND FORKS, INC.
STERLING OPTICAL OF HUNTINGTON, INC.
STERLING OPTICAL OF IVERSON, INC.
STERLING OPTICAL OF JEFFERSON VALLEY, INC.
STERLING OPTICAL OF LAVALE, INC.
STERLING OPTICAL OF NEWBURGH, INC.
STERLING OPTICAL OF ROCKAWAY, INC.
STERLING OPTICAL OF WARMINSTER, INC.
STERLING OPTICAL OF WAYNE, INC.
STERLING OPTICAL OF WEST HEMPSTEAD, INC.
STERLING OPTICAL OF WESTMORELAND, INC.
STERLING OPTICAL OF W.P ROAD, INC.
STERLING U.S.A, INC.
STERLING VISION BOS, INC.
STERLING VISION DKM, INC.
STERLING VISION OF 794 LEXINGTON, INC.
STERLING VISION OF AVIATION MALL, INC.
STERLING VISION OF ANNAPOLIS, INC.
STERLING VISION OF ARNOT MALL, INC.
STERLING VISION OF BEAVER DAM, INC.
STERLING VISION OF BLASDELL, INC.
STERLING VISION OF BROOKFIELD SQUARE, INC.
STERLING VISION OF CALIFORNIA, INC.
STERLING VISION OF CAMBRIDGE SQUARE, INC.
STERLING VISION OF CAMP HILL, INC.
STERLING VISION OF CLIFTON PARK, INC.
STERLING VISION OF COLUMBIA MALL, INC.
STERLING VISION OF DELAFIELD, INC.
STERLING VISION OF DULLES, INC.
STERLING VISION OF EAST ROCKAWAY, INC.
STERLING VISION OF FAIR OAKS, INC.
STERLING VISION OF FULTON ST., INC.
STERLING VISION OF GREEN ACRES, INC.
STERLING VISION OF HAGERSTOWN, INC.
STERLING VISION OF HEMPSTEAD, INC.
STERLING VISION OF IRONDEQUOIT, INC.
STERLING VISION OF ISLANDIA, INC.
STERLING VISION OF JOHNSON CITY, INC.
STERLING VISION OF KENOSHA, INC.
STERLING VISION OF M STREET, INC.
STERLING VISION OF MENLO PARK, INC.
STERLING VISION OF MONTGOMERY MALL, INC.
STERLING VISION OF MYRTLE AVE., INC.
STERLING VISION OF NANUET, INC.
STERLING VISION OF NEWPARK, INC.
STERLING VISION OF OLEAN, INC.
STERLING VISION OF ONTARIO MILLS, INC.
STERLING VISION OF OWINGS MILLS, INC.
STERLING VISION OF PARAMUS PARK, INC.
STERLING VISION OF POTOMAC MILLS, INC.
STERLING VISION OF SOUTH TOWNE PLAZA, INC.
STERLING VISION OF SPOTSYLVANIA, INC.
STERLING VISION OF STATEN ISLAND, INC.
STERLING VISION OF WESTMINSTER, INC.
VISIONCARE OF CALIFORNIA
VISION OPTICAL CO.